THIRD AMENDMENT TO

FIRST AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

        THIS Third Amendment to First Amended and Restated Revolving Credit Agreement (“Third Amendment”) by and among BETA OIL & GAS, INC., a Nevada corporation and the successor via merger to Red River Energy, Inc., an Oklahoma corporation (“Beta Oil”), and BETA OPERATING COMPANY, L.L.C., an Oklahoma limited liability company, and the successor via merger and name change to Red River Energy, L.L.C., an Oklahoma limited liability company (“Beta Operating”) (Beta Oil and Beta Operating being collectively referred to herein as the “Borrowers”) and BANK OF OKLAHOMA, NATIONAL ASSOCIATION (the “Bank”) is entered into effective as of the nineteenth (19th) day of March, 2001.

W I T N E S S E T H:

        WHEREAS, pursuant to that certain First Amended and Restated Revolving Credit Agreement dated as of March 30, 1999, as amended by the First Amendment thereto dated as of February 1, 2000, and as further amended by the Second Amendment thereto dated as of June 15, 2000 (collectively the “Existing Credit Agreement”), the Bank extended to the Borrowers’ predecessors in interest therein described and defined (Red River Energy, L.L.C. and Red River Field Services, L.L.C. [collectively the “Prior Borrowers”] on a joint and several basis a Commitment for a $25,000,000 Revolving Credit Loan upon the terms and conditions therein set forth and under which Revolving Credit Loan advances would be extended from time to time to the Prior Borrowers therein described and defined by the Bank, subject to certain Collateral Borrowing Base and other limitations and conditions;

        WHEREAS, Borrowers (as the successors in interest via merger to the Prior Borrowers) have requested that the Bank extend the maturity of the Note described in the Existing Credit Agreement from July 31, 2001, to March 15, 2003, and to increase the Collateral Borrowing Base to $14,400,000 and to otherwise modify and amend certain of the provisions of the Existing Credit Agreement as hereinafter set forth; and

        WHEREAS, subject to the terms, provisions and conditions hereinafter set forth, the Bank is willing to so modify and amend the Existing Credit Agreement.

        NOW, THEREFORE, for good and valuable consideration, the Borrowers and the Bank hereby agree as follows:

        1. The Note described and defined in Section 2.1 of the Existing Credit Agreement shall be extended, renewed and modified by that certain Revolving Credit Note from the Borrowers payable to the order of the Bank, the form of which is annexed hereto as Exhibit A and made a part hereof. The Borrowers hereby expressly assume all liabilities and obligations of the Prior Borrowers on the Indebtedness created pursuant to the Existing Credit Agreement on a joint and several basis.

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        2. Section 2.3 of the Existing Credit Agreement is hereby amended by replacing “July 31, 2001" with “March 15, 2003,” thus extending the final maturity date of the Note from July 31, 2001 to March 15, 2003.

        3. Effective as of the date of this Third Amendment to the date the Commitment expires or is otherwise terminated, Borrower shall pay to the Bank a fee on the unused portion of the Commitment equal to one-fourth of one percentage point (0.25%) per annum, due quarterly in arrears as the same accrues and payable on the fifteenth day of the month next following the close of each calendar quarter, commencing April 15, 2001, for the calendar quarter ending March 31, 2001, calculated on the amount by which the then applicable Commitment amount available hereunder (currently $14,400,000) exceeds the sum of (i) the average daily outstanding principal balance of the Note plus (ii) the amount available on outstanding but unexpired Letters of Credit issued under the Commitment pursuant to Sections 2.1 and 2.7 of this Agreement. Such non-usage fee shall be computed daily on the basis of a calendar year of 360 days but assessed only for the actual number of days elapsed during each accrual period.

        4. The applicable interest rate provisions of Section 2.8(a) of the Existing Credit Agreement shall be amended and modified to provide that the Base Rate Option margins and the Libor-Rate Option margins, respectively, shall be determined by the percentage the outstanding Revolving Credit Loans evidenced by the Note bears to the then applicable Collateral Borrowing Base (currently $14,400,000) as follows:

            Percentage Loans to                    Base Rate                      Libor-Rate
         Collateral Borrowing Base                      Margin                      Margin
         -------------------------                      ------                      ------

         greater than 90%                               zero                    plus 2.20%

         greater than 50%
         but less than or equal to 90%                  minus 0.25%             plus 2.00%

         less than or equal to 50%                      minus 0.25%             plus 1.80%

        5. Section 2.7 of the Existing Credit Agreement is modified to adjust the letter of credit issuance fees for each Letter of Credit issued by the Bank for the account of one or more of the Borrowers to 2.25% per annum on the face amount of each such Letter of Credit. All references to “July 31, 2001” in Section 2.7 shall be deleted and replaced with a reference to “March 15, 2003” and the reference to “July 21, 2001” shall be deleted and replaced with a reference to “March 5, 2003".

        6. The Indebtedness evidenced by the Note and issued pursuant to the Commitment shall not be guaranteed and, accordingly, the definitions in Section 1.26 [Guaranties] and Section 1.27 [Guarantors] are hereby deleted, including without limitation, all personal Guaranties issued by the former individual principals of Red River Energy, Inc. in connection with the Existing Agreement.

        7. The provisions of Section 6.8 of the Existing Credit Agreement are modified to provide that consolidated quarterly financial statements shall be submitted to the Bank by Beta Oil together with full and complete copies of its audited consolidated annual financial statements.

        8. The financial ratio covenants of Sections 6.21 [Current Ratio], 6.22 [Cash Flow Coverage] and 6.23 [General and Administrative Expenses], respectively, of the Existing Credit Agreement are deleted.

        9. Borrowers shall enter into such hedging, risk management agreements or other crude oil and natural gas pricing protections as deemed appropriate by the Bank in the event Borrowers do not raise at least $5,000,000 by private placement by May 1, 2001, all of which such hedging and price protection shall be in amounts, form and content (including without limitation, subject to such pricing floors and minimum and maximum levels of production subject thereto) as is acceptable to the Bank in its sole good faith discretion.

        10. The remaining terms, provisions and conditions set forth in the Existing Credit Agreement shall remain in full force and effect. The Borrowers restate, confirm and ratify the warranties, covenants and representations set forth therein and further represent to the Bank that, except as and only to the extent expressly waived in writing by the Bank, no default or Event of Default exists under the Existing Credit Agreement as of the date hereof. The Borrowers further confirm, grant and re-grant, pledge and re-pledge to the Bank a continuing and continuous first and prior mortgage lien against, security interest in and pledge of all of the items and types of Collateral more particularly described in Article IV of the Existing Credit Agreement and in the Mortgage and the Security Instruments described and defined therein, including the Additional Mortgaged Property being mortgaged concurrently herewith by Beta Oil in favor of the Bank pursuant to certain supplemental Security Instruments in form, scope and substance acceptable to the Bank.

        11. The Borrowers shall execute and deliver or cause to be executed and delivered to the Bank each of the following as express conditions precedent to the effectiveness of the amendments and modifications contemplated by this Third Amendment:

(i) this Third Amendment; (ii) the replacement Revolving Credit Note in the form annexed hereto as Exhibit A and ---------- hereby made a part hereof;
(iii)	applicable closing certificates (with resolutions attached) from each of the Borrowers in form, scope and content acceptable to the Bank, including full and complete copies of the articles of incorporation and bylaws of Beta Oil and the certificate/articles of formation and operating agreement of Beta Operating; and

(iv)	applicable supplemental Mortgage instruments from the Borrowers and other supplemental or amendment Security Instruments, including without limitation, such additional or amending financing statements in the name of each of the Borrowers, as debtors;

together with such other and further documents and instruments as may be deemed appropriate by the Bank or the Bank’s legal counsel. The Borrowers agree to pay the Bank’s legal fees and expenses incurred in connection with the negotiation, preparation, closing and perfection of the transactions contemplated by this Third Amendment.

        IN WITNESS WHEREOF, this Third Amendment is executed and delivered to the Bank in Tulsa, Oklahoma, by the undersigned duly authorized officer and manager of each of the Borrowers, which such officer has full power and authority to do so for, on behalf and in the name of each of the Borrowers by virtue of all necessary corporate action of the Board of Directors of each of the Borrowers.

BETA OIL "&" GAS, INC., a Nevada corporation, formerly Red River Energy, Inc, an Oklahoma corporation By -------------------------------------------------------------------- Steve Antry, President "Beta Oil" BETA OPERATING COMPANY, L.L.C., an Oklahoma limited liability company, formerly Red River Energy, L.L.C., an Oklahoma limited liability company By ---------------------------------------------------------------------- Steve Antry, President and manager "Beta Operating" (collectively the "Borrowers") 5 BOK_THIRDAMEND BANK OF OKLAHOMA, NATIONAL ASSOCIATION By ----------------------------------------------------- Wes W. Webb, -------------- Assistant Vice President "Bank"